EXHIBIT 10.12

ADVISORY BOARD AGREEMENT

DR. JÖRG GERLACH

(and)

HEPALIFE TECHNOLOGIES, INC.

January 1, 2007

THIS HEPALIFE TECHNOLOGIES, INC., ADVISORY BOARD AGREEMENT (“Agreement”) is made effective as of January 1, 2007 (“Effective Date”), by and between HepaLife Technologies, 60 State Street, Suite 700, Boston, MA 02109 (“HepaLife”) and Dr. Jörg Gerlach, McGowan Institute for Regenerative Medicine, 3025 East Carson Street, Suite 238, Pittsburgh, PA 15203, an individual acting as an independent contractor to HepaLife (“Advisor”).

1.

Background. HepaLife desires to retain the services of Advisor to provide general advice on current standard practices and trends in Advisor’s area of Expertise.

2.

Description of Services.  HepaLife hereby retains Advisor as a member of the Advisory Board of, and a Consultant to, HepaLife, and Advisor hereby agrees to act as a member of HepaLife’s Advisory Board and attend meetings either telephonically, online, or in person.

The Advisor will participate in discussions regarding outcomes of clinical trials, current regulatory guidelines related to Bioartifical Liver devices and review of Liver Device technologies already commercialized.

Advisor’s relationship with the HepaLife shall be that of an independent contractor and not that of an employee.

Accordingly, Advisor will not be eligible for any employee benefits, nor will HepaLife make deductions from payments made to Advisor for taxes, which shall be solely Advisor’s responsibility. Advisor shall have no authority to enter into contracts which bind the HepaLife or create obligations on the part of HepaLife.

Unless otherwise agreed to and approved by the HepaLife, Advisor will not publicly disclose information relating to HepaLife’s affairs and at no time, shall express public opinion with respect thereto unless where public disclosure is required in order to comply with applicable law.

From time to time and as may be required, Advisor may be asked by the HepaLife to participate in media presentations, scientific seminars, meetings, and other public and/or private discourse.

Advisor acknowledges and understands that Consultants may be publicly disclosed and highlighted in HepaLife’s filings and submissions to the U.S. Securities and Exchange Commission (SEC), financial statements, printed and electronic literature, and where appropriate, by way of press release and newswire presentations. HepaLife acknowledges that Advisor may similarly publicly disclose his role.

3.

Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for one (1) year. Either Advisor or HepaLife may terminate this Agreement at any time by giving the other party written notice of termination, and such termination shall not affect the Advisor’s continuing obligations to  HepaLife under Section 5.

4.

Consideration. As full consideration for the Consultant Service provided hereunder, HepaLife agrees to pay Advisor $150.00 per hour to a maximum of $1,200.00 per day, payable in US Dollars by way of bank wire transfer or check. The Company agrees to compensate  Advisor for no less than one (1) hour per month.

HepaLife further agrees to fully reimburse Advisor for all pre-approved expenses incurred by Advisor in order to provide Consulting Services, including but not necessarily limited to travel, communications, accommodation, and other such necessary expenditures.  Under the terms of this agreement, extraordinary expenses, entertainment and travel time are non-billable items except where agreed-to by HepaLife and Advisor.

5.

Confidential Information. Advisor agrees to hold in confidence at all times hereafter, whether or not this Agreement is active or terminated, as the sole property of HepaLife, all inventions and secrets, and items of information and data, oral, written or in any other form made or to be made by or for HepaLife, and that he will not use or disclose the same or any part thereof directly or indirectly to any person, firm, or corporation without the written consent of HepaLife, except in the performance of Advisor’s duties hereunder, or as specifically directed by HepaLife. Notwithstanding the foregoing, the obligation of confidentiality herein imposed shall not apply to any information: (a) that was known to Advisor prior to the disclosure thereof by HepaLife; (b) which is or becomes published through no fault of Advisor; and (c) which is obtained by Advisor from third parties under no obligation to either party not to disclose same.

6.

Indemnification. HepaLife agrees to indemnify and hold Advisor harmless from any liabilities, claims, or demands (including the costs, expenses, and attorneys’ fees on account thereof) that may be made resulting from Advisor’s reliance on information or reports that were prepared fraudulently or recklessly by HepaLife and upon which HepaLife knew that Advisor would rely.

7.

Non-assignable. Since the services to be provided under this Agreement are personal, all duties to be executed by Advisor shall be performed by Advisor and may not be assigned or delegated without written consent of HepaLife. HepaLife shall have the right to assign this Agreement to one of its subsidiaries or affiliates.

8.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

9.

Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through a mediation-arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties.

10.

Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of HepaLife’s successors, transferees, and assigns. Any amendment to this Agreement must be in writing signed by Advisor and HepaLife. HepaLife and Advisor acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 4 in the consideration to be provided to Advisor with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Advisor’s consulting services for HepaLife is subject to HepaLife’s and Advisor’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between Advisor and HepaLife with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.

Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

For:

HepaLife Technologies, Inc.

[Advisor]

/s/ Frank Menzler

/s/ Joerg Gerlach

Frank Menzler

Joerg C. Gerlach

President & CEO

Title

January 9, 2007

December 29, 2006

Date

Date